John H. Lively
The Law Offices of John H. Lively & Associates, Inc .
A member firm of The 1940 Act Law GroupTM
11300 Tomahawk Creek Parkway, Suite 310
Leawood, KS 66211
Phone: 913.660.0778 Fax: 913.660.9157
john.lively@1940actlawgroup.com

November 2, 2015

Valued Advisers Trust

2960 N. Meridian Street, Suite 300

Indianapolis, Indiana 46208

RE: Opinion of Counsel regarding the Registration Statement filed on Form N-1A under the Investment Company Act of 1940, as amended (the “1940 Act”) and Securities Act of 1933, as amended (the “Securities Act”) (File Nos. 333-151672 and 811-22208)

Ladies and Gentlemen:

We have acted as counsel to Valued Advisers Trust (the “Trust”), a statutory trust organized under the laws of the state of Delaware and registered under the 1940 Act as an open-end series management investment company.

This opinion relates to the Trust’s Registration Statement on Form N-1A (the “Registration Statement and is given in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a post-effective amendment under the Securities Act and an amendment under the 1940 Act (collectively, the “Amendment”), each to the Registration Statement. The Amendment relates to the registration of an indefinite number of shares of beneficial interest of a newly created series (the “Shares”), with no par value per share, of the Dana Small Cap Equity Fund (the “Fund”), a new portfolio series of the Trust. We understand that the Amendment will be filed with the Commission pursuant to Rule 485(b) under the Securities Act and that our opinion is required to be filed as an exhibit to the Registration Statement.

In reaching the opinions set forth below, we have examined, among other things, copies of the Trust’s Certificate of Trust, Agreement and Declaration of Trust, By-Laws, applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for each of the Fund, substantially in the form in which they are to be filed in the Amendment (collectively, the “Prospectus”).

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and/or upon representations, declarations and/or other information that we have deemed relevant and that has been provided by the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters. We have accepted, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of all natural persons at all relevant times, and the authenticity of all documents we have obtained as conforming to authentic original documents, and the accuracy of all certificates of public officials. Any references to “our knowledge,” or words of similar import, shall mean the conscious awareness, as to the existence or absence of any facts that would contradict the opinions so expressed, of those attorneys of our organization who have rendered substantive

Valued Advisers Trust

November 2, 2015

attention to the matter to which this opinion relates. Other than as set forth herein, we have not undertaken, for purposes of this opinion, any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Trust. Moreover, we have not searched the dockets of any court, administrative body, agency or other filing office in any jurisdiction.

The Prospectus provides for issuance of the Shares from time to time at the net asset value thereof, plus any applicable sales charge. In reaching the opinions set forth below, we have assumed that upon sale of the Shares, the Trust will receive the net asset value thereof.

We have also assumed, without independent investigation or inquiry, that:

(a)	all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

(b)	all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers; or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

The Delaware Statutory Trust Act provides that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Agreement and Declaration of Trust provides that neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any shareholder, or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time agree to pay. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(a)	The Shares to be offered for sale pursuant to the Prospectus are duly and validly authorized by all necessary actions on the part of the Trust; and

(b)	The Shares, when issued and sold by the Trust for consideration pursuant to and in the manner contemplated by the Agreement and Declaration of Trust and the Trust’s Registration Statement, will be validly issued and fully paid and non-assessable, subject to compliance with the Securities Act, the 1940 Act, and the applicable state laws regulating the sale of securities.

We are members of the Bar of the District of Columbia and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the District of Columbia. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes and case law of the State of Delaware.

Valued Advisers Trust

November 2, 2015

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Fund, which is included in the Registration Statement.

/s/ John H. Lively

On behalf of The Law Offices of John H. Lively & Associates, Inc.